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                                                                     EXHIBIT 8.1






                    [Letterhead of Cravath, Swaine & Moore]







                                                                February 7, 2002



                          Agreement and Plan of Merger
                   Dated as of November 18, 2001, by and Among
                   Phillips Petroleum Company, ConocoPhillips,
                 P Merger Corp., C Merger Corp. and Conoco Inc.


Dear Ladies and Gentlemen:

                  We have acted as counsel for Conoco Inc., a Delaware corporation ("Conoco"), in connection with the proposed merger (the "Conoco Merger") of C Merger Corp., a Delaware corporation ("C Merger Corp.") and a wholly-owned subsidiary of ConocoPhillips, a Delaware corporation ("New Parent"), with and into Conoco and the proposed merger (the "Phillips Merger" and together with the Conoco Merger, the "Mergers") of P Merger Corp., a Delaware corporation ("P Merger Corp.") and a wholly-owned subsidiary of New Parent, with and into Phillips Petroleum Company, a Delaware corporation ("Phillips"), in each case pursuant to an Agreement and Plan of Merger (the "Agreement") dated as of November 18, 2001, by and among Phillips, New Parent, P Merger Corp., C Merger Corp. and Conoco.


                  In that connection, Conoco has requested our opinion regarding certain U.S. Federal income tax consequences of the Mergers. In providing our opinion, we have examined the Agreement, the registration statement on Form S-4 (the "Registration Statement"), the Joint Proxy Statement/Prospectus (as defined in the Agreement) and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Mergers will be consummated in accordance with the provisions of the Agreement and the Registration Statement and will be effected pursuant to the corporation laws of the State of Delaware, (ii) the statements concerning the Mergers set forth in the Agreement and the Registration Statement are

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true, complete and correct, (iii) the representations made by New Parent, Conoco and Phillips in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Agreement) and (iv) any representations made in the Representation Letters "to the best knowledge of" any person or similarly qualified are correct without such qualification. If any of the above described assumptions are untrue for any reason or if the Mergers are consummated in a manner that is different from the manner in which they are described in the Agreement or the Registration Statement, our opinions as expressed below may be adversely affected. For purposes of this opinion, "U.S. Holder" means (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United
States or any of its political subdivisions, (iii) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust or (iv) an estate that is subject to U.S. Federal income tax on its income, regardless of its source.

                  Based upon the foregoing, for U.S. Federal income tax purposes, we are of opinion that (i) the Conoco Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and/or the Mergers, taken together, will constitute an exchange described in Section 351 of the Code, (ii) no gain or loss will be recognized by U.S. Holders who exchange Conoco common stock solely for New Parent common stock pursuant to the Mergers (except with respect to cash received in lieu of fractional shares of New Parent common stock), (iii) the aggregate adjusted tax basis of the New Parent common stock received by U.S. Holders of Conoco common stock in the Mergers will be equal to the aggregate adjusted tax basis of the Conoco common stock exchanged therefor, reduced by any amount allocable to fractional share interests in New Parent common stock for which cash is received and (iv) the holding period of the New Parent common stock received by U.S. Holders of Conoco common stock, including any New Parent fractional interest deemed received in the Mergers, will include the holding period of the Conoco common stock exchanged therefor.

                  Our opinions are based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and
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case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Mergers, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform Conoco of any such change or inaccuracy that may occur or come to our attention. Our opinions apply only to Conoco stockholders that hold their Conoco common stock as a capital asset within the meaning of Section 1221 of the Code and do not apply to stockholders who acquired their Conoco common stock through the exercise of options, or otherwise as compensation, or who are otherwise subject to special treatment under the U.S. Federal income tax laws (including insurance companies, dealers in securities or foreign currency, and financial institutions). In addition, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Mergers.

                  This opinion is being provided for the benefit of Conoco so that Conoco may comply with its obligation under the Federal securities laws. We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.


                                                     Very truly yours,

                                                     /s/ Cravath, Swaine & Moore


Conoco Inc.
      600 North Dairy Ashford Road
             Houston, Texas 77079